November 17, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of China Marine Food Group Limited (formerly known as New Paradigm Productions, Inc.) pertaining to our firm included under Items 2.01 and 4.01 of Form 8-K to be filed on or about November 19, 2007 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.